Exhibit 4.3
DESCRIPTION OF SECURITIES
The following description of the terms of our capital stock and warrants is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and the Warrant Agreement, all of which are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K. References to “Hippo Holdings,” the “Company,” “we,” “us” or “our” refer to Hippo Holdings Inc. and its subsidiaries.
On September 29, 2022, we filed a Certificate of Amendment to our Certificate of Incorporation to effect a one-for-25 reverse stock split of our common stock and a corresponding adjustment to our authorized capital stock (the “Reverse Stock Split”), effective as of 11:59 p.m. Eastern Daylight Time on September 29, 2022 (the “Effective Time”). As a result of the Reverse Stock Split, every 25 shares of Hippo Holdings’ issued and outstanding common stock were automatically converted into one share of issued and outstanding common stock. No fractional shares were issued as a result of the Reverse Stock Split. Stockholders who otherwise would have been entitled to receive fractional shares of common stock were entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing price per share of the common stock as reported on the New York Stock Exchange as of the first trading day following the Effective Time, by (b) the fraction of one share owned by the stockholder. Proportionate adjustments were made to the number of shares issuable upon the exercise or vesting of all stock options, restricted stock, restricted stock units or other stock-based awards or rights (the “Stock-Based Awards”) and warrants outstanding at the Effective Time, as well as certain performance goals applicable to certain of Stock-Based Awards, which resulted in a proportional decrease in the number of shares of Hippo Holdings’ common stock reserved for issuance upon exercise or vesting of such Stock-Based Awards and warrants, and, in the case of stock options, purchase rights outstanding under our 2021 Employee Stock Purchase Plan and warrants, a proportional increase in the exercise price of such stock options, purchase rights and warrants. The following description of the terms of our capital stock and warrants gives effect to the Reverse Stock Split, except as otherwise indicated.
Capital Stock
Authorized Capitalization
General
The total amount of Hippo Holdings authorized capital stock consists of 80,000,000 shares of Hippo Holdings common stock, par value $0.0001 per share, and 400,000 shares of Hippo Holdings preferred stock, par value $0.0001 per share.
The following summary describes all material provisions of Hippo Holdings’ capital stock. Hippo Holdings urges you to read the Certificate of Incorporation and the Bylaws.
Preferred Stock
Hippo Holdings’ board of directors has authority to issue shares of Hippo Holdings’ preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). The issuance of Hippo Holdings’ preferred stock could have the effect of decreasing the trading price of Hippo Holdings’ common stock, restricting dividends on Hippo Holdings’ capital stock, diluting the voting power of Hippo Holdings’ common stock, impairing the liquidation rights of Hippo Holdings’ capital stock, or delaying or preventing a change in control of Hippo Holdings.
Common Stock
Hippo Holdings common stock does not entitle its holders to preemptive or other similar subscription rights to purchase any of Hippo Holdings’ securities. Hippo Holdings common stock is neither convertible nor redeemable. Unless Hippo Holdings’ board of directors determines otherwise, Hippo Holdings will issue all of Hippo Holdings’ capital stock in uncertificated form.
Voting Rights
Each holder of Hippo Holdings common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Certificate of Incorporation. The Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to amending our Bylaws, the classified board and director liability.
Dividend Rights
Each holder of shares of Hippo Holdings’ capital stock is entitled to the payment of dividends and other distributions as may be declared by Hippo Holdings’ board of directors from time to time out of Hippo Holdings’ assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Hippo Holdings preferred stock, if any, and any contractual limitations on Hippo Holdings’ ability to declare and pay dividends.
Other Rights
The rights of each holder of Hippo Holdings common stock are subject to, and may be adversely affected by, the rights of the holders of any series of Hippo Holdings preferred stock that Hippo Holdings may designate and issue in the future.
Liquidation Rights
If Hippo Holdings is involved in voluntary or involuntary liquidation, dissolution or winding up of Hippo Holdings’ affairs, or a similar event, each holder of Hippo Holdings common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Hippo Holdings preferred stock, if any, then outstanding.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Hippo Holdings. Hippo Holdings expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Hippo Holdings to first negotiate with Hippo Holdings’ board of directors, which Hippo Holdings believes may result in an improvement of the terms of any such acquisition in favor of Hippo Holdings’ stockholders. However, they also give Hippo Holdings’ board of directors the power to discourage mergers that some stockholders may favor.
Undesignated Preferred Stock
The Certificate of Incorporation provides the Board with the ability to authorize undesignated preferred stock, which will make it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Hippo Holdings. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Hippo Holdings.
Special Meetings of Stockholders
The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of Hippo Holdings’ board of directors, (b) Hippo Holdings’ board of directors, (c) the Chief Executive Officer of Hippo Holdings or (d) the President of Hippo Holdings, provided that such special meeting may be postponed, rescheduled or cancelled by Hippo Holdings’ board of directors or other person calling the meeting.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of Hippo Holdings’ board of directors or a committee of the board of directors.
Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Classified Board of Directors
The Certificate of Incorporation provides that Hippo Holdings’ board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of Hippo Holdings’ board of directors.
Removal of Directors
Hippo Holdings’ board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of Hippo Holdings entitled to vote at an election of directors.
Amendment of the Certificate of Incorporation and Bylaws
Hippo Holdings’ board of directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of our stockholders entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. Our stockholders have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of our stock required by applicable law or by our Certificate of Incorporation or Bylaws, the adoption, amendment or repeal of our Bylaws by our stockholders shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of our voting stock entitled to vote generally in an election of directors.
Additionally, the vote of at least 66 2/3% of the total voting power of our outstanding shares entitled to vote thereon, voting together as a single class, is required to amend certain provisions of our Certificate of Incorporation, including those relating to the terms of our authorized preferred stock (Article V(B)), the authority and composition of our board of directors (Article VII), special meetings of our stockholders and the ability of our stockholders to act by written consent (Article VIII), limitation of liability of our directors (Article IX), restrictions similar to Section 203 of the DGCL (Article X), our obligation to indemnify our directors and officers to the fullest extent permitted by law (Article XI), exclusive jurisdiction of certain legal proceedings involving our stockholders (Article XII).
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Certificate of Incorporation, Hippo Holdings opted out of Section 203 of the DGCL, but the Certificate of Incorporation provides other similar restrictions regarding takeovers by interested stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation provides that Hippo Holdings will indemnify Hippo Holdings’ officers and directors to the fullest extent authorized or permitted by applicable law. Hippo Holdings has entered into and expects to continue to enter into agreements to indemnify Hippo Holdings’ directors, executive officers and other employees as determined by Hippo Holdings’ board of directors. Under the Bylaws, Hippo Holdings is required to indemnify each of Hippo Holdings’ directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Hippo Holdings or was serving at Hippo Holdings’ request as a director, officer, employee or agent for another entity. Hippo Holdings must indemnify Hippo Holdings’ officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Hippo Holdings, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require Hippo Holdings to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Hippo Holdings. Any claims for indemnification by Hippo Holdings’ directors and officers may reduce Hippo Holdings’ available funds to satisfy successful third-party claims against Hippo Holdings and may reduce the amount of money available to Hippo Holdings.
Exclusive Jurisdiction of Certain Actions
Our Certificate of Incorporation and Bylaws provide, that: (i) unless Hippo Holdings consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of Hippo Holdings, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of Hippo Holdings’ current or former director, officer, other employee, agent or stockholder to the company or Hippo Holdings’ stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the DGCL or the Certificate of Incorporation, Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless Hippo Holdings consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause Hippo Holdings irreparable harm, and Hippo Holdings will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in the Certificate of Incorporation or Bylaws precludes stockholders that assert claims under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.
Although the Certificate of Incorporation or Bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”) creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Transfer Agent
The transfer agent for Hippo Holdings common stock is Continental Stock Transfer & Trust Company.
Redeemable Warrants
Public Warrants
Public warrants refer to our company’s warrants that were offered and sold in our initial public offering pursuant to a registration statement. As of December 31, 2022, there were 4,600,000 public warrants outstanding. Each 25 warrants entitle the registered holder to purchase one share of Hippo Holdings common stock at a price of $287.50 per share, subject to adjustment as discussed below, provided that there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the warrants and a current prospectus relating to them available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise his, her or its warrants only for a whole number of shares of Hippo Holdings common stock. This means only a multiple of 25 warrants may be exercised at a given time by a warrant holder. The warrants will expire on August 2, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Hippo Holdings is not obligated to deliver any shares of Hippo Holdings common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Hippo Holdings common stock issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to Hippo Holdings’ satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant is exercisable for cash or on a cashless basis, and Hippo Holdings is not obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
We have agreed to use our commercially reasonable efforts to maintain the effectiveness of a registration statement covering the issuance, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if shares of Hippo Holdings common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Hippo Holdings may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Hippo Holdings so elects, Hippo Holdings will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Hippo Holdings common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Hippo Holdings common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.01444 shares of Hippo Holdings common stock per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Hippo Holdings common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $450.00. Once the warrants become exercisable, Hippo Holdings may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the last reported sale price of the Hippo Holdings common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Hippo Holdings send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $450.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).
Hippo Holdings will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Hippo Holdings common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to that Hippo Holdings common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by Hippo Holdings, Hippo Holdings may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The last of the redemption criterion discussed above has been established to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Hippo Holdings issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Hippo Holdings common stock may fall below the $450.00 redemption trigger price (as adjusted for as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $287.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $250.00. Once the warrants become exercisable, Hippo Holdings may redeem the outstanding warrants:

•	in whole and not in part;

•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Hippo Holdings common stock except as otherwise described below;

•	if, and only if, the Reference Value (as defined above) equals or exceeds $250.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•	if the Reference Value is less than $450.00 per share (as adjusted for as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Hippo Holdings common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by Hippo Holdings pursuant to this redemption feature, based on the “fair market value” of Hippo Holdings common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of Hippo Holdings common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Hippo Holdings will provide the warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Hippo Holdings Common Stock[1]
Redemption Date (period to expiration of warrants)	≤250.00	275.00	300.00	325.00	350.00	375.00	400.00	425.00	≥450.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
1     The share prices set forth in the column headings of the table below have been adjusted for the Reverse Stock Split. Following the Reverse Stock Split, the number of shares of Hippo Holdings common stock that a warrant holder will receive upon cashless exercise in connection with a redemption by Hippo Holdings pursuant to the redemption feature described herein is (i) the number of shares set forth in the table, divided by (ii) 25.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Hippo Holdings common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Hippo Holdings common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $275.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.01108 shares of Hippo Holdings common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Hippo Holdings common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $337.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.01192 shares of Hippo Holdings common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.01444 shares of Hippo Holdings common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Hippo Holdings pursuant to this redemption feature, since they will not be exercisable for any shares of Hippo Holdings common stock.
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Hippo Holdings common stock is trading at or above $250.00 per share, which may be at a time when the trading price of the Hippo Holdings common stock is below the exercise price of the warrants. This redemption feature has been established to provide Hippo Holdings with the flexibility to redeem the warrants without the warrants having to reach the $450.00 per share threshold set forth above under “- Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $450.00.” This redemption right provides Hippo Holdings with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Hippo Holdings will be required to pay the applicable redemption price to warrant holders if it chooses to exercise this redemption right and it will allow Hippo Holdings to quickly proceed with a redemption of the warrants if it determine it is in its best interest to do so. As such, Hippo Holdings would redeem the warrants in this manner when it believe it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, Hippo Holdings can redeem the warrants when the Hippo Holdings common stock is trading at a price starting at $250.00 per share, which is below the exercise price of $287.50 per share, because it will provide certainty with respect to Hippo Holdings’ capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Hippo Holdings chooses to redeem the warrants when the Hippo Holdings common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Hippo Holdings common stock than they would have received if they had chosen to wait to exercise their warrants for Hippo Holdings common stock if and when such Hippo Holdings common stock was trading at a price higher than the exercise price of $287.50.
No fractional shares of Hippo Holdings common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Hippo Holdings will round down to the nearest whole number of the number of shares of Hippo Holdings common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than Hippo Holdings common stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than Hippo Holdings common stock, Hippo Holdings (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption procedures. A holder of a warrant may notify Hippo Holdings in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Hippo Holdings common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of issued and outstanding shares of Hippo Holdings common stock is increased by a capitalization or share dividend payable in shares of Hippo Holdings common stock, or by a split-up of Hippo Holdings common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Hippo Holdings common stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of Hippo Holdings common stock. A rights offering made to all or substantially all holders of Hippo Holdings common stock entitling holders to purchase Hippo Holdings common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number shares of Hippo Holdings common stock equal to the product of (1) the number of shares of Hippo Holdings common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Hippo Holdings common stock) and (2) one minus the quotient of (x) the price per share of Hippo Holdings common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Hippo Holdings common stock, in determining the price payable for Hippo Holdings common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Hippo Holdings common stock during the 10 trading day period ending on the trading day prior to the first date on which the Hippo Holdings common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Hippo Holdings, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Hippo Holdings common stock a dividend or make a distribution in cash, securities or other assets to the holders of Hippo Holdings common stock on account of such Hippo Holdings common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Hippo Holdings common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $12.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $12.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Hippo Holdings common stock in respect of such event.
If the number of issued and outstanding shares of Hippo Holdings common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Hippo Holdings common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Hippo Holdings common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Hippo Holdings common stock.
Whenever the number of shares of Hippo Holdings common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Hippo Holdings common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Hippo Holdings common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding Hippo Holdings common stock (other than those described above or that solely affects the par value of such Hippo Holdings common stock), or in the case of a merger or consolidation of Hippo Holdings with or into another corporation (other than a merger or consolidation in which Hippo Holdings is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Hippo Holdings common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Hippo Holdings as an entirety or substantially as an entirety in connection with which Hippo Holdings is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of Hippo Holdings common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Hippo Holdings common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Hippo Holdings common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Hippo Holdings common stock in such a transaction is payable in the form of Hippo Holdings common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
You should review a copy of the Warrant Agreement, which was filed as an exhibit to the Annual Report on Form 10-K, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of Hippo Holdings common stock until they exercise their warrants and receive Hippo Holdings common stock. After the issuance of Hippo Holdings common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Subject to applicable law, any action, proceeding or claim against Hippo Holdings arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Hippo Holdings irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants
Private placement warrants refer to the warrants issued in a private placement to Reinvent Sponsor Z LLC (the “Sponsor”). As of December 31, 2022, there were 4,400,000 private placement warrants outstanding. The private placement warrants (including the Hippo Holdings common stock issuable upon exercise of the private placement warrants) are not redeemable by Hippo Holdings so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Hippo Holdings in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
Except as described above under the heading “Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $250.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Hippo Holdings common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Hippo Holdings common stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) less the exercise price of the warrants by (y) the sponsor fair market value. For these purposes, the “sponsor fair market value” shall mean the average last reported sale price of the Hippo Holdings common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.